UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
June 20, 2003

AVONDALE INCORPORATED

(Exact name of registrant as specified in its charter)

Georgia	33-68412	58-0477150

(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification Number)
of incorporation)

506 South Broad Street, Monroe, Georgia	30655

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 267-2226

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Signatures

Item 5. Other Events and Required FD Disclosure.

     Avondale Mills, Inc., (“Avondale Mills”) a wholly owned subsidiary of Avondale Incorporated, today launched a private offering of $150 million aggregate principal amount of Senior Subordinated Notes due 2013. The notes will be guaranteed by Avondale Incorporated. The unregistered notes are being offered to qualified institutional buyers pursuant to Rule 144A and to non-U.S. persons pursuant to Regulation S under the Securities Act of 1933, as amended.

     Avondale Mills intends to use the net proceeds from the offering to redeem all of its outstanding 10.25% Senior Subordinated Notes due 2006 for an aggregate redemption price of $127.1 million plus accrued and unpaid interest, repay indebtedness outstanding under its existing revolving credit facility and for general corporate purposes.

     The notes will not be registered under the Securities Act of 1933 or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

     This announcement is neither an offer to sell nor the solicitation of an offer to buy any of these notes and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

     This Current Report on Form 8-K contains forward-looking statements concerning Avondale Mills’ financing plans. The terms and timing of any actual financing transactions will depend upon prevailing market conditions and other factors. There can be no assurance that the financing transactions discussed in this Current Report on Form 8-K will be completed on the terms outlined herein or at all.

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVONDALE INCORPORATED

Date: June 20, 2003	By:	/s/ Jack R. Altherr, Jr. Jack R. Altherr, Jr. Vice Chairman and Chief Financial Officer